Exhibit 99.1

In the confidential preliminary offering memorandum to be used in connection with the private offering of $2.05 billion in aggregate principal amount of senior secured notes due 2026 commenced by NGL Energy Partners LP (the “Partnership”) on January 21, 2021, the Partnership provided the following information.

The Partnership provided the following Preliminary Financial Results for the Quarterly Period ended December 31, 2020:

Preliminary Financial Results for the Quarterly Period ended December 31, 2020

As of the date of this offering memorandum, we have not finalized our operational results nor completed our quarter-end closing for the quarterly period ended December 31, 2020, and our auditors have not reviewed the financial information for such period. The preliminary estimates presented below are derived from our internal records and are based on the most current information available to management. During the course of our review process of these preliminary estimates, we could identify items that would require us to make adjustments that could affect the final results. Any such adjustments could be material.

Based on our preliminary expectations, we estimate that Adjusted EBITDA for the three months ended December 31, 2020 was between $120 million and $130 million. In addition, we expect to recognize a non-cash impairment charge that could be in the range of $380 million to $400 million in the quarter ended December 31, 2020 associated with certain intangible assets and goodwill which had a net book value of approximately $768 million at September 30, 2020 in our Crude Oil Logistics segment because of the Extraction bankruptcy and settlement. Management does not expect to recognize any impairment of tangible assets in this segment related to this matter. Due to the impracticality of estimating certain amounts required by GAAP prior to completing our quarter-end closing, we are not able to estimate Net Income, the GAAP financial measure most directly comparable to the non-GAAP financial measure of Adjusted EBITDA.

For the three months ending March 31, 2021, our capital expenditures are expected to be between $10 million and $20 million, with about two-thirds allocated to maintenance capital expenditures and one-third allocated to growth capital expenditures. For the year ending March 31, 2022, our capital expenditures are expected to be between $100 million and $125 million, with about one-half allocated to maintenance capital expenditures and one-half allocated to growth capital expenditures.

As of January 20, 2021, we had $1,708.5 million of borrowings outstanding under our Existing Credit Agreement. We continue to target a capital structure with long-term total leverage of less than 4.00x.

The Partnership included the following additional risk factor:

The consent we entered into with the holder of a majority of our Class D Preferred Units in connection with the Transactions will restrict our current and future operations.

In connection with this offering, we were required to obtain a consent (the “Class D Preferred Consent”) from the holder of the majority of our Class D Preferred Units (the “Class D Preferred Majority”) to, among other things, enable us to consummate the Transactions. The Class D Preferred Consent modifies certain voting and approval rights granted to the Class D Preferred Majority under our Amended and Restated Partnership Agreement. Specifically, the Class D Preferred Consent requires us to obtain the approval of the Class D Preferred Majority for:

•incurrences of indebtedness, other than under the ABL Facility, the issuance of the notes and certain refinancing indebtedness for indebtedness outstanding as of the closing of the Transactions;

•acquiring or disposing of any assets with an aggregate purchase price of greater than $50.0 million during any fiscal year; and

•making investment capital expenditures or expansion capital expenditures in excess of $75.0 million in the aggregate during any fiscal year.

These approval rights supplement the existing approval rights in our Amended and Restated Partnership Agreement for the Class D Preferred Majority. They will become effective upon the closing of the Transactions and will remain in effect until we are no longer in arrears on the Class D Preferred Unit distributions. Because the notes and the ABL Facility will restrict our ability to pay distributions on our Class D Preferred Unit distributions until we can comply with certain leverage and liquidity covenants, we cannot predict when such actions will no longer be subject to the approval of the Class D Preferred Consent, and there is no certainty that we will be able to obtain such consent. As with other restrictions in the notes and the ABL Facility, these restrictions may affect our ability to grow in accordance with our strategy.

The Partnership included the following disclosure regarding obtaining a consent from its Class D Preferred Unitholders:

Class D Preferred Consent

In connection with this offering, we were required to obtain the Class D Preferred Consent from the Class D Preferred Majority to, among other things, enable us to consummate the Transactions. The Class D Preferred Consent modifies certain voting and approval rights granted to the Class D Preferred Majority under our Amended and Restated Partnership Agreement. Specifically, the Class D Preferred Consent requires us to obtain the approval of the Class D Preferred Majority for:

•incurrences of indebtedness, other than under the ABL Facility, the issuance of the notes and certain refinancing indebtedness for indebtedness outstanding as of the closing of the Transactions;

•acquiring or disposing of any assets with an aggregate purchase price of greater than $50.0 million during any fiscal year; and

•making investment capital expenditures or expansion capital expenditures in excess of $75.0 million in the aggregate during any fiscal year.

These approval rights supplement the existing approval rights in our Amended and Restated Partnership Agreement for the Class D Preferred Majority. They will become effective upon the closing of the Transactions and will remain in effect until we are no longer in arrears on the Class D Preferred Unit distributions.

In addition, the holders of our Class D Preferred Units, who are affiliates of the Partnership, will be purchasing notes in this offering.

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